ASSET PURCHASE AGREEMENT

BY AND BETWEEN

THE JOINT CORP., as Seller

ELITE CHIRO GROUP,, as Buyer

GADI EMEIN, as Guarantor

Effective Date: April 20, 2026

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Contents

Article I.     Interpretation.................................................................................................................. - 1 -
1.2        Schedules........................................................................................................................ - 3 -
1.3        Currency......................................................................................................................... - 3 -
1.4        Interpretation Not Affected by Headings or Party Drafting........................................... - 3 -
1.5        Number and Gender....................................................................................................... - 3 -
1.6        Time of Essence............................................................................................................. - 3 -
Article II.    Purchase and Sale.......................................................................................................... - 3 -
2.1.     Purchased Assets............................................................................................................ - 3 -
2.2.     Excluded Assets............................................................................................................. - 3 -
2.3.     Assumption of Liabilities............................................................................................... - 3 -
2.4.     Excluded Liabilities........................................................................................................ - 4 -
2.5.     Purchase Price................................................................................................................ - 4 -
2.6.     Reconciliation................................................................................................................. - 4 -
Article III.     Representations and Warranties..................................................................................... - 5 -
3.1.     Seller’s Representations and Warranties........................................................................ - 5 -
3.2.     Representations and Warranties of Buyer...................................................................... - 6 -
Article IV.     Covenants....................................................................................................................... - 7 -
4.1.     Access............................................................................................................................. - 7 -
4.2.     Confidentiality................................................................................................................ - 7 -
4.3.     Employees...................................................................................................................... - 7 -
4.4.     Franchise Disclosure Document..................................................................................... - 8 -
4.5.     Franchise Agreements.................................................................................................... - 8 -
4.6.     Franchise Agreement Amendment................................................................................. - 8 -
4.7.     Development Agreement................................................................................................ - 8 -
4.8.     Leases and Lease Assignments...................................................................................... - 8 -
4.9.     Management Agreements............................................................................................... - 8 -
4.10.     Approval of the Professional Corporation..................................................................... - 8 -
4.11.     Records Transfer Agreement......................................................................................... - 9 -
4.12.     Bill of Sale and Assignment........................................................................................... - 9 -
4.13.     Buyer and Seller’s Closing Certificates......................................................................... - 9 -

4.14.     Cooperation of Parties.................................................................................................... - 9 -
4.15.      Conduct of Businesses................................................................................................... - 9 -
4.16.     Access to Information.................................................................................................. - 10 -
4.17.     Notice of Developments............................................................................................... - 10 -
4.18.     Supplements to Schedules............................................................................................ - 10 -
4.19.     Release......................................................................................................................... - 10 -
4.20.     Bulk Sales..................................................................................................................... - 10 -
4.21.     Confidential Information.............................................................................................. - 10 -
4.22.     Non-Disparagement..................................................................................................... - 10 -
4.23.      Tolling......................................................................................................................... - 11 -
4.24.     Indemnification............................................................................................................ - 11 -
Article V.     Closing Conditions and Deliveries............................................................................... - 13 -
5.1.     Buyer Closing Conditions............................................................................................ - 13 -
5.2.     Seller Closing Conditions............................................................................................. - 13 -
Article VI.     General Provisions....................................................................................................... - 13 -
6.1.     Termination.................................................................................................................. - 13 -
6.2.     Expenses....................................................................................................................... - 14 -
6.3.     Notices.......................................................................................................................... - 14 -
6.4.     Waiver.......................................................................................................................... - 15 -
6.5.     Entire Agreement......................................................................................................... - 15 -
6.6.     Assignment................................................................................................................... - 15 -
6.7.     No Third-Party Beneficiaries....................................................................................... - 15 -
6.8.     Construction................................................................................................................. - 15 -
6.9.     Severability................................................................................................................... - 15 -
6.10.     Counterparts................................................................................................................. - 15 -
6.11.     Governing Law............................................................................................................. - 15 -
6.12.     Counsel......................................................................................................................... - 16 -
6.13.     Binding Effect.............................................................................................................. - 16 -
6.14.         Specific Performance................................................................................................... - 16 -

EXHIBITS		SCHEDULES
A	Leases	1.1.6	List of Clinics
B	Escrow Agreement	1.1.13	Excluded Assets
C	Franchise Agreements	1.1.20	Buyer's New Employees
D	Franchise Agreement Amendment	1.1.22	Seller's Retained Employees
E	Development Agreement	1.1.25	Telephone Numbers
F	Lease Assignments	1.1.12	Escrow Account
G-1	P.C. Management Agreement	1.1.18	Personal Property
G-2	Submanagement Agreement	3.1.2	Consents
H	Records Transfer Agreement	3.1.5	Compliance with Laws
I	Bill of Sale and Assignment	3.1.6	Claims
J	Seller's Certificate
K	Buyer's Certificate

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date, by and between THE JOINT CORP, a Delaware corporation doing business as The Joint Chiropractic with its principal place of business at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260 (“Seller”), on the one hand, and on the other hand, ELITE CHIRO GROUP, a California corporation with a principal place of business at 10660 Wilshire Blvd, Unit 409, Los Angeles, CA 90024 (“Buyer”), and GADI EMEIN, an individual residing at 1237 S Holt St, Apr 203, Los Angeles, CA 90035(“Guarantor”). Seller and Buyer shall at times be collectively referred to as the “Parties.”

RECITALS:

A.In connection with its business, Seller owns certain Purchased Assets (as defined below) located at the Clinics (as defined below); and

B.Seller wishes to sell, and Buyer wishes to purchase, the Purchased Assets upon the terms and subject to the conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings herein contained and other valuable consideration, the adequacy of which is acknowledged by all Parties, the Parties hereby agree as follows:

Article I.    Interpretation

1.1 Defined Terms
1.1.1    "Affiliate" of any person means any corporation which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such person;
1.1.2    “Assumed Contracts” means all membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Businesses;
1.1.3    "Assumed Liabilities" has the meaning set forth in Section 2.3;
1.1.4    "Business Day" means any day other than a Saturday, Sunday or any day on which financial institutions are generally not open for business in Scottsdale, Arizona;
1.1.5    “Business” or “Businesses” means The Joint Chiropractic® Clinics offering chiropractic care;
1.1.6    “Clinics” means Businesses operated at the locations listed in Schedule 1.1.6 attached hereto;
1.1.7    "Closing Date" means the 15th or the 25th of each month after the Effective Date for every Clinic that has obtained a Lease Assignment unless otherwise agreed to in writing by the parties;
1.1.8    "Closing" means the transfers and deliveries to be made by Seller and Buyer pursuant to this Agreement that shall take place shall take place remotely via electronic exchange of documents which the parties agree shall be effective as of 11:59 p.m. Arizona Time on the Closing Date at 16767 N. Perimeter Dr., Suite 110, Scottsdale, AZ 85260 unless otherwise agreed to in writing by both parties;
1.1.9    “Confidential Information” shall be defined as provided in the Franchise Agreements, which provisions are hereby incorporated by reference and shall expressly further include, except any disclosure of information required of the Parties for the purposes of tax or legal disclosures (a) any audio or video recordings possessed by Seller of conversations between Seller’s employees and both Seller; (b) the terms of this Agreement; and (c) and any related communications or negotiations thereto;

1.1.10    “Effective Date” means the date this Agreement is countersigned by Seller that also appears on the cover page of the Agreement;
1.1.11    “Employees” shall refer to (a) employees of The Joint Corp., (b) any affiliate, subsidiary, or any successor or assign of The Joint Corp., (c) any franchisee of The Joint Corp. existing as of the date of this Agreement and, to the extent allowable by law, (d) any other person that has been an employee (as defined above) in the twelve (12) months preceding the date of this Agreement;
1.1.12    “Escrow Account” is listed in Schedule 1.1.12 attached hereto;
1.1.13    "Excluded Assets" means any item not included as a Purchased Asset and listed on Schedule 1.1.19, including (a) any cash, cash equivalents, working capital, accounts receivable, or any Tenant Improvement Allowances (defined below), (b) any of the proceeds of the Transaction described in this Agreement, (c) the books and records of Seller, except that Seller shall provide copies of any separate patient listings and employee records, (d) the Excluded Clinics, (e) the gross sales received by the Seller for all patient adjustment packages sold prior to the Closing Date, (f) all gross Business sales received by the Seller prior to the Closing and any intellectual property used for the benefit of the Businesses unless specifically listed as a Purchased Asset or licensed to the Buyer through the Franchise Agreements, and (g) any asset not specifically identified herein as an Acquired Asset;
1.1.14    “Excluded Clinics” means the six (6) clinics located at Midtown Crossing, Inglewood, West Hollywood, Santa Monica, Mission Viejo, and San Marcos in California;
1.1.15    "Excluded Liabilities" has the meaning set forth in Section 2.2;
1.1.16    "Lease" includes the real property lease attached hereto as Exhibit A;
1.1.17    "Person" or "person" is to be broadly interpreted and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency, board, commission or authority, and any other form of entity or organization;
1.1.18    “Personal Property” means equipment, machinery, tools, maintenance supplies, fixed assets, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property, and the Telephone Numbers (defined below) listed and described in Schedule 1.1.18;
1.1.19    "Purchased Assets" means (i) all of Seller’s interest in the Personal Property, (ii) of Seller’s interest in any Assumed Contracts, (iii) all of Seller’s goodwill attributable to the Businesses, (iv) copies of all records with respect to patients of the Businesses and all documents and records in the possession of Seller pertaining to patients and employees of the Businesses, to the extent held by the Seller and transferable in accordance with the law, and (v) to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Businesses;
1.1.20    "Buyer's New Employees" means any employees of Seller that Buyer will make an offer of employment to between the Effective Date and the Closing Date and who are listed in Schedule 1.1.20 and specifically excluding Nicole
1.1.21    “Seller” shall refer to The Joint Corp. and any affiliate, subsidiary, or any successor or assign of Seller. Wherever used in this Section, the phrase “directly or indirectly” includes, but is not limited to, acting, either personally or as principal, owner, member, employee, independent contractor, agent, manager, partner, joint venturer, consultant, or in any other capacity or by means of any corporate or other device, or acting through the spouse, children, parents, brothers, sisters, or any other relatives, friends, invitees, agents, or associates of any of the undersigned parties.
1.1.22    "Seller's Retained Employees" means any employee, consultant, licensee or sublessee of Seller who are listed in Schedule 1.1.22 and specifically including Nicole Teves;
1.1.23    "Severance Costs" means costs to be incurred by Seller for all such employees under Seller's severance plan;
1.1.24    "Tax" or "Taxes" means all applicable federal, state, provincial and municipal land transfer, sales, excise, goods and services and other applicable taxes;

1.1.25    "Telephone Numbers" means all telephone numbers owned by Seller as of the Closing Date and used to contact the Store or conduct business from the Store (including fax and data lines) and listed on Schedule 1.1.25; and
1.1.26    “Tenant Improvement Allowances” mean any amount paid or to be paid by a landlord for the Clinics to the Seller to cover the cost of customizing or upgrading the Clinic.

1.2.    Schedules. The Schedules constitute an integral part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement that may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule to the extent that it is reasonably apparent from a reading of such Schedule it would also qualify or apply to other such Schedule. The schedules listed in the Table of Contents and which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.
1.3.    Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in United States dollars.
1.4.    Interpretation Not Affected by Headings or Party Drafting. The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof', "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.
1.5.    Number and Gender. In this Agreement, unless there is something in the subject matter or context inconsistent therewith: (a) words in the singular number include the plural and such words shall be construed as if the plural had been used; (b) words in the plural include the singular and such words shall be construed as if the singular had been used, and (c) words importing the use of any gender shall include all genders where the context or party referred to so requires and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.
1.6.    Time of Essence. Time shall be of the essence of this Agreement in all respects.

Article II.    Purchase and Sale

2.1.    Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, convey and deliver to Buyer, all of Seller's rights, title and interest, if any, in and to the Purchased Assets on an "AS IS, WHERE IS," "WITH ALL FAULTS" basis and Buyer shall purchase and accept from Seller, the following Purchased Assets on an "AS IS, WHERE IS," "WITH ALL FAULTS" basis.
2.2.    Excluded Assets. The parties agree that Buyer has not purchased any of Seller's right, title, and/or interest in and to the Excluded Assets.
2.3.    Assumption of Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due each of the following liabilities from and after the Closing Date (collectively, the "Assumed Liabilities"): (a) all liabilities, obligations and risk of loss with respect to the Purchased Assets from and after the Closing Date; (b) any and all liability arising from the Assumed Contracts; (c) all liabilities and obligations arising under any business licenses, registrations, expenses and similar obligations from and after the Closing, to the extent such liabilities and obligations relate solely to Buyer’s use or ownership of the Businesses or the Assets; (d) any and all liability with respect to Buyer's New Employees from and after the Closing Date, including but not limited to any and all compensation due the Employees after the Closing (all base pay, hourly pay, bonuses and com-mission, vacation and sick time, and any severance obligations); (e) any expenses related to the Store from and after the Closing and including the prorated portion of any such expenses, including without limitation rent, utilities, deposits or other fees or expenses of the Store; (f) safeguarding of all medical records (including compliance with all related privacy and HIPAA laws and regulations) and other materials delivered by the Buyer to the Seller in accordance with this Agreement; and (g) all liabilities of Seller arising out of or relating to the Clinics unless specifically listed as an Excluded Liability (as defined below).
2.4.    Excluded Liabilities. Any liability not listed as an Assumed Liability, including (a) liability arising from Seller's ownership or operation of the Purchased Assets prior to the Closing Date, including liability accruing or attributable to any period prior to the Closing Date for Taxes arising from Seller's ownership or operation of the Purchased Assets during such period; (b) any and all compensation due the Employees prior to the Closing, including, but not limited to, all base pay and hourly pay; (c) judgments, fines or penalties imposed by a federal, state, provincial or municipal government or instrumentality which arise from Seller's ownership or operation of the Purchased Assets prior to the Closing Date; and (d) Seller’s breach or alleged breach of such Assumed Contracts or Leases which occurred prior to the Closing.
2.5.    Purchase Price. The purchase price payable by Buyer to Seller for the Purchased Assets shall be Two Million, Three Hundred Thousand and NO/100 Dollars ($2,300,000.00) (“Purchase Price”).
2.5.1.    Purchase Price Allocation. The Purchase Price includes: (a) the pro-rated franchise fees in the amount of One Million, Three Hundred Forty-Five Thousand Five hundred and NO/100 ($1,345,500.00) which shall be remitted by the Buyer to the Seller pursuant to the Franchise Agreements and as required of the Seller to acquire franchise rights to the Clinics pursuant to the terms therein (the “Franchise Fees”); and (b) the development fee in the amount of Ninety Thousand and NO/Dollars ($90,000.00) which shall be remitted by the Buyer to the Seller pursuant to the Development Agreement and as required of the Seller to acquire development rights pursuant to the terms therein (the “Development Fee”).
2.5.2.    Clinic Allocation. The amount of the Purchase Price allocated to each Clinic is listed in Schedule 2.5.2 attached hereto.
2.5.3.    Method of Payment. The Purchase Price shall be paid as follows: One Hundred and Fifty Thousand and NO/100 Dollars ($150,000.00) of the Purchase Price (the "Downpayment") upon full execution of this Agreement and the remainder paid into an Escrow Account (the “Purchase Price Balance”).
2.5.4.    Escrow Account. On the Effective Date, Buyer and Seller shall enter into the escrow agreement attached hereto as Exhibit B (the “Escrow Agreement”). Between the Effective Date and March 30, 2026, Buyer shall pay the Purchase Price Balance into the Escrow Account in accordance with the Escrow Agreement. The Escrow Agreement shall require the Escrow Agent to pay to Seller at each Closing the amount equal to the Clinic Allocation for that Clinic.
2.5.5.    Refunds. If Buyer fails to complete the transactions contemplated by this Agreement, the Downpayment shall not be refunded in whole or in part as constituting a good faith estimate of the costs and damages incurred by Seller.
2.5.6.    Termination Rights. Following Seller’s full receipt of the Purchase Price, the Seller shall execute its obligations herein and initiate the transfer of the Acquired Assets to the Buyer. Buyer’s failure to timely or fully remit the Purchase Price shall constitute a material breach of the terms of this Agreement; for which the Seller may immediately and unilaterally terminate this Agreement upon delivery of Notice of termination to the Buyer.
2.6.    Reconciliation.
2.6.1.    Time and Meaning of Reconciliation. Within ninety (90) days after Closing, the Parties shall conduct a reconciliation to tally the various costs borne between the Parties as determined and applicable by the Parties (the “Reconciliation”). The Parties shall endeavor to complete the Reconciliation within such ninety (90) day period, and if the Parties are unable to do so, the Parties shall agree to extend such period for a reasonable amount of time.
2.6.2.    Post Closing Adjustments.

2.6.2.1. Increases. Pursuant to the Reconciliation, the Purchase Price shall be increased by: (a) any fees incurred by the Seller related to the Lease assignments; (b) the amount of the security deposits listed in Schedule 2.6.2(b) attached hereto (the “Security Deposits”) and any associated transfer fees; (c) pro-rations for rent, state and local real estate taxes and transfer taxes, sales tax, service and utility contracts, any merchant card collections on account of the Businesses; (d) expenses charged to the Buyer that are the obligations of the Seller as of and subsequent to the Closing.
2.6.2.2    Decreases. Pursuant to the Reconciliation, the Purchase Price shall be decreased by: (a) cash or cash equivalents collected by the Seller for patient membership plans or package plan services transacted after the Closing; and (b) expenses charged to the Buyer that are the obligations of the Seller as of and subsequent to the Closing.

Article III.    Representations and Warranties

3.1Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer:
3.1.1.Organization. Seller is a corporation duly organized and validly subsisting under the laws of the State of Delaware, and has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.
3.1.2.Authority. Seller is not a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required corporate, limited liability company or limited partnership action of Seller. All other actions (including all action required by state law and by the organizational documents of Seller) necessary to authorize the execution, delivery and performance by Seller of this Agreement, the bills of sale transferring the Acquired Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Seller. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Seller (and assuming the due execution and delivery by the other parties), this Agreement and such other documents and instruments will be the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.1.2, no authorization, consent, approval or other order of, declaration to or filing with any third party, including any governmental body or authority is required for the approval or consummation by Seller of the transactions contemplated by this Agreement.
3.1.3.Taxes. Seller has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all tax returns required under applicable statutes, rules or regulations to be filed by it. As of the time of filing, such returns were accurate and complete in all material respects. All taxes due with respect to Seller and the Acquired Assets, and all additional assessments received, have been paid. Seller is not delinquent in the payment of any such tax and none has requested any extension of time within which to file any tax return, which return has not since been filed. There are no federal, state, local or other tax liens outstanding on any of the Acquired Assets being sold hereunder.
3.1.4.Title to and Condition of Acquired Assets. Seller has good and marketable title to (or, with respect to any Acquired Assets that are leased, a valid leasehold interest in) all of the Acquired Assets to be acquired by Buyer at the Closing, free from any liens, adverse claims, security interest, rights of other parties or like encumbrances of any nature. The Acquired Assets consisting of physical property are in good condition and working order, normal wear and tear excepted, and function properly for their intended uses. To the best of Seller’s knowledge, no party has sold, encumbered, assigned, or transferred any assets or properties which would have been included in the Assets, except for the sale, use, or consumption of inventory in the ordinary course of business consistent with past practice.
3.1.5.Compliance with Laws. To the best of Seller’s knowledge, except as referenced on Schedule 3.1.5, neither Seller nor the Businesses are in violation of, nor are they or any of them subject to any liability in respect of, any federal, state, county, township, city or municipal laws, codes, regulations or ordinances (including without limitation those relating to environmental protection, health, hazardous or toxic substances, fire or safety hazards, occupational safety, labor laws, employment discrimination, subdivision, building or zoning) with respect to the conduct of the Businesses, nor has Seller received any notices of investigation or violation pertaining to any such matters. To the best of Seller’s knowledge, Seller has, and all professional employees or agents of Seller have, all licenses, franchises, permits, authorizations or approvals from all governmental or regulatory authorities required for the conduct of the Businesses and neither Seller nor the professional employees or agents of Seller have violated any such license, franchise, permit, authorization or approval or any terms or conditions thereof.
3.1.6.Claims Against Acquired Assets or the Businesses. To the best of Seller’s knowledge, except as referenced on Schedule 3.1.6, Seller represents and warrants that it has no knowledge of any action, claim, judgment, demand, lawsuit or proceeding pending, threatened against or affecting the Acquired Assets or the Businesses (or against the Seller that has or may affect the Acquired Assets or the Businesses), or relating to or arising out of, the ownership or operation of the Acquired Assets or the Businesses; including without limitation claims by employees of the Businesses or the applicable professional chiropractic entity.
3.1.7.Contracts. Seller has delivered to Buyer copies of the Leases.
3.1.8.Financial Statements. Seller has delivered to Buyer all financial statements requested by Buyer as of the date of this Agreement (collectively, the “Financial Statements”).
3.2Representations and Warranties of Buyer. Buyer represents and warrants to Seller:
3.2.1    Organization of Buyer. Buyer consists of one legal entity organized and operating in the State of California, and Buyer has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.
3.2.2    Authorization. Buyer is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement.

All actions (including all action required by state law) necessary to authorize the execution, delivery and performance by Buyer of this Agreement, the bill of sale transferring the Acquired Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Buyer. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Buyer, this Agreement and such other documents and instruments will be the valid and legally binding obligations of Buyer, enforceable against each in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.2.3.    No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority, including, without limitation, with respect to environmental matters, is required for the consummation by Buyer or of the transactions contemplated by this Agreement.
3.2.4.    No Violation of Other Agreements. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions of this Agreement by Buyer will breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which Buyer is or may be bound or constitute a default thereunder or result in a termination of any such agreement or instrument.
3.2.5.    Financial Capability. Buyer will have at Closing, sufficient internal funds available to pay the Purchase Price and any fees or expenses incurred by Buyer in connection with the transactions contemplated hereby.

Article IV.     Covenants

4.1Access. Prior to the Closing Date, Buyer may, through its employees, agents and representatives, make or cause to be made such investigation of the Purchased Assets as it deems necessary or advisable. Buyer and Seller agree to coordinate the timing of such investigations. Buyer shall have access to the Buyer's New Employees, but not Seller's Retained Employees, after this Agreement is signed (or as otherwise agreed).
4.2Confidentiality. Buyer agrees that all terms, provisions and conditions of this Agreement are and shall remain confidential, and that Buyer shall not disclose said terms under any circumstances to any person or entity, except for Buyer's spouse (if Buyer is an individual), attorney, accountant and financial advisors.
4.3Employees.
4.3.1    Buyer’s New Employees. Schedule 1.1.20 attached hereto contains a complete and correct list of the name, position, current rate of compensation and any vacation or holiday pay and any other compensation arrangements or fringe benefits, of Buyer’s New Employees. Buyer will also retain an upper-level management team for the Clinics and implement a portion of the existing infrastructure to help grow Buyer’s team.
4.3.2    Hiring. Buyer hereby agrees to hire (or, as applicable, to negotiate with the applicable professional chiropractic entity do the same) all of Buyer’s New Employees as of the Closing and pay to Buyer’s New Employees the Assumed Liabilities. Seller agrees to pay, by the

Closing Date, any and all compensation due the Employees prior to the Closing; including, but not limited to, all base pay and hourly pay.
4.3.3    Doctors of Chiropractic. For the avoidance of doubt, the Buyer agrees and acknowledges that only the incoming licensed California chiropractor operating the clinic and managing all clinical decisions may hire Doctors of Chiropractic, and that therefore, the Seller cannot exert any influence over such hiring practices or make any representations regarding such hiring decisions.
4.4Franchise Disclosure Document. Either prior to or contemporaneously with delivery of this Agreement, Seller agrees to provide to Buyer a Franchise Disclosure Document as required by and in accordance with Federal Trade Commission Rule 16 CFR part 436 and the law of the state where the Purchased Assets are located.
4.5Franchise Agreements. Upon execution of this Agreement, Buyer shall execute and deliver to Seller the franchise agreements that shall grant Buyer the right to operate the Clinics until the expiration of the Lease shown in the Lease or the Lease Assignment for that Clinic and that is attached hereto as Exhibit C (the “Franchise Agreements”).
4.6Franchise Agreement Amendment. Contemporaneously with execution of the Franchise Agreements, Buyer shall execute and deliver to Seller the franchise agreement amendment in which Buyer acknowledges and agrees to refresh the Clinics in accordance with the refresh schedule included therein and attached hereto as Exhibit D. Buyer acknowledges that as of September 3, 2025, capex for the remodels are estimated to be approximately Two Hundred and Forty-Eight Thousand and NO/100 Dollars ($248,000.00) not including any necessary IT upgrades.
4.7Development Agreement. Upon execution of this Agreement, Buyer shall execute and deliver to Seller the development agreement for the development of ten (10) clinics that is attached hereto as Exhibit E. The Development Agreement shall be non-exclusive and have commercially reasonable terms granting Buyer the right to develop a clinic in the metropolitan statistical areas (“MSAs”) of an area agreed upon by the Parties (the “Development Area”) in accordance with the schedule shown in the table below:

Clinic	Clinic Opening Deadline
Clinic 1	Month 24
Clinic 2 and 3	Month 30 - 36
Clinic 4 and 5	Month 36 - 42
Clinic 6 and 7	Month 42 - 48
Clinic 8, 9 and 10	Month 48 - 60

4.8Leases and Lease Assignments. On or before each Closing, Buyer and Seller shall have executed a lease assignment that shall include releases of Seller from any future liability or guarantee of the Leases and that shall be attached hereto as Exhibit F (the “Lease Assignments”).
4.9Management Agreements. In recognition of the fact that the applicable forty-five (45) landlords may not timely provide formal assignment approvals, the Parties agree that Seller and Buyer’s P.C. shall execute the P.C. management agreement attached hereto as Exhibit G-1 (the “P.C. Management Agreement”), and Seller and Buyer shall execute the sub management agreement attached hereto as Exhibit G-2 (the “Submanager Agreement”), both of which shall terminate for any Clinic once a Lease Assignment is obtained and Closing occurs.
4.10Approval of the Professional Corporation. In accordance with California laws and regulations, Seller shall obtain and deliver the approval of FENTON CHIROPRACTIC CORPORATION OF CALIFORNIA, a California professional service corporation having its principal place of business at 11033 La Maida Street, North Hollywood, California 91601, and its owner MARK FENTON, DC (collectively, the “PC”) that provide clinical operations for the Clinics. The Buyer agrees and acknowledges that the execution of this Agreement is conditioned upon the PC’s acceptance and acknowledgement of this Agreement. The PC, through the acknowledgement below, agrees to be bound by certain terms of this Agreement (i.e., Confidentiality and Use of Information, Public Announcements, and acting in good faith). The Buyer further agrees and acknowledges that the Buyer shall be required to provide (and disclose to Seller) its own California professional chiropractic corporation (or proof of California chiropractic licensing) prior to the Closing to ensure regulatory compliance regarding the transfer of patient records and the post-Closing clinical operation of the Clinics.
4.11Records Transfer Agreement. On or before each Closing, Buyer shall execute and deliver to Seller the transfer of patient records agreement attached hereto as Exhibit H (the “Records Transfer Agreement”).
4.12Bill of Sale and Assignment. On or before each Closing, Buyer and Seller shall have executed the bill of sale and assignment in the form attached hereto as Exhibit I to sell, transfer, convey and assign all of Seller's right, title and interest in the Purchased Assets (the “Bill of Sale”).
4.13Buyer and Seller’s Closing Certificates. On or before each Closing, Seller shall provide to Buyer the certificate confirming Seller’s representations and warranties listed in Section 3.1 in the form attached hereto as Exhibit J (“Seller’s Certificate”), and Buyer shall provide to Seller the certificate confirming Buyer’s representations and warranties listed in Section 3.2 in the form attached hereto as Exhibit K (Buyer’s Certificate”).
4.14Cooperation of Parties. Following execution of this Agreement and continuing until the Transactions contemplated in this agreement are concluded, the Parties shall: (a) cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing or regulatory authority, all information, records or documents relating to tax obligations and regulatory compliance matters of Seller for all periods on or prior to each Closing, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations and extensions thereof, and (b) use best efforts to take all actions that may be necessary to close the transaction in accordance with the terms of this Agreement (but Buyer shall not be required to waive any of the Buyer Closing Conditions, and Seller shall not be required to waive any of the Seller Closing Conditions). The Parties acknowledge that Seller is a publicly traded company and may be required by applicable laws and regulations to include financial statements and information relating to the Business and this Agreement in its financial statements, and Seller may be required to perform audits of the Business’ financial statements. Accordingly, during the period prior to Closing, the Buyer agrees to cooperate with Seller and to provide it with any information reasonably available to the Buyer to assist Seller and its representatives in obtaining such financial statements, conforming such financial statements to applicable accounting standards and conducting such audits. Such information includes, but is not limited to, the financial books, records and work papers of Buyer. Notwithstanding the foregoing, for the avoidance of doubt, Seller shall not have any duty or obligation to sign this Agreement until Seller receives the Downpayment as set forth in Section 2.5.3 and the Purchase Price Balance into the Escrow Account as set forth in Section 2.5.4.
4.15Conduct of Businesses. Following execution of this Agreement and continuing until the Transactions contemplated in this agreement are concluded, Seller shall: (a) operate the Businesses in the ordinary course; and (b) not take any affirmative action that results in the occurrence of an event of default under any contract or agreement to which Seller is a party and take any reasonable action within Seller’s control that would avoid the occurrence of such default.

4.16Access to Information. Following execution of this Agreement and continuing until the Transactions contemplated in this agreement are concluded, Seller shall: (a) afford Buyer and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Seller’s books and records and other documents relating to the Businesses; (b) promptly respond to reasonable inquiries by Buyer and its representatives regarding Seller; (c) cause Seller to furnish Buyer and its representatives with all information and copies of all documents concerning Seller that Buyer and its representatives reasonably request; and (d) otherwise cooperate with Buyer in its due diligence activities.
4.17Notice of Developments. Following execution of this Agreement and continuing until the Transactions contemplated in this agreement are concluded, Seller shall promptly give Notice to Buyer of: (a) any fact or circumstance of which Seller becomes aware that causes or constitutes a material inaccuracy in or material breach of any of Seller’s representations and warranties in Section 3.1 as of the date of this Agreement; (b) any fact or circumstance of which. Seller becomes aware that would cause or constitute a material inaccuracy in or material breach of any of Seller’s representations and warranties in Section 6 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or (c) the occurrence of any event of which Seller becomes aware that reasonably could be expected to make satisfaction of any Buyer Closing Condition impossible or unlikely.
4.18Supplements to Schedules. Following execution of this Agreement and continuing until the Transactions contemplated in this agreement are concluded, Seller may supplement or correct the Schedules to this Agreement as necessary to ensure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to this Agreement shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties; but if Buyer does not exercise its right to terminate this Agreement under Section 6.1 and closes the transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement.
4.19Release. Buyer hereby releases and forever discharges Seller, and its past, present and future representatives, Affiliates, stockholders, successors, predecessors and assigns from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, arising out of or related to Buyer's ownership or operation of the Purchased Assets on or after the Closing Date.
4.20Bulk Sales. The parties hereby waive compliance with the provisions of the bulk sales laws of any state.
4.21Confidential Information. The undersigned parties recognize that in the highly competitive business in which Seller and its affiliates and franchisees are engaged, preservation of Confidential Information is crucial and personal contact is important in securing new franchisees and employees, and retaining the goodwill of present franchisees, employees, customers, and suppliers. Personal contact is a valuable asset and is an integral part of protecting the business of Seller. Buyer agrees at all times following the date of this Agreement, to hold the Confidential Information in the strictest confidence and not to use such Confidential Information for Buyer’s personal benefit, or the benefit of any other person or entity other than Seller, Guarantor, and Buyer and its employees, affiliates, agents, and officers, or disclose it directly or indirectly to any person or entity without Seller’s express authorization or written consent. Buyer fully understands the need to protect the Confidential Information and all other confidential materials and agree to use all reasonable care to prevent unauthorized persons from obtaining access to Confidential Information at any time.
4.22Non-Disparagement. Each of the Parties expressly covenant and agree not to make any false representations, or to defame, disparage, discredit or deprecate any of the other Parties or otherwise communicate with any person or entity in a manner intending to damage any of the other Parties, the business conducted by any of the other Parties, or the reputation of any of the other Parties. For purposes of clarity, the obligations in this Section apply to all methods of communications, including the making of statements or representations through direct verbal or written communication as well as the making of statements or representations on the Internet, through social media sites or through any other verbal, digital or electronic method of communication. The obligations in this Section also prohibit the Parties from indirectly violating this Section by influencing or encouraging third parties to engage in activities that would constitute a violation of this Section if conducted directly by one of the Parties.
4.23Tolling. To ensure that Seller will receive the full benefit of Sections 4.21 and 4.22, the provisions those Sections will shall be extended by a length of time equal to (i) the period during which Buyer is in violation of Buyer’s agreements under such Subsections, and (ii) without duplication, any period during which litigation that Seller institutes to enforce the Buyer’s agreements under such Subsections is pending (to the extent that Buyer is in violation of Buyer’s agreements under such Subsections during this period).
4.24Indemnification.
4.24.3Indemnification by Seller. Seller will defend, indemnify and hold harmless Buyer against and in respect of any and all actions, suits, proceedings, claims, demands, liabilities, losses, damages, deficiencies or expenses (including reasonable attorneys' fees) arising or resulting from (a) any misrepresentation or breach of warranty or covenant by Seller in this Agreement; and (b) the Excluded Liabilities.
4.24.3Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Seller and its Affiliates and their directors, officers and agents, against and in respect of any and all actions, suits, proceedings, claims, demands, liabilities, losses, damages, deficiencies or expenses (including reasonable attorneys' fees) arising or resulting from (a) any misrepresentation or breach of warranty or covenant by Buyer in this Agreement; (b) Buyer's ownership or operation of the Purchased Assets on or after the Closing Date; and (c) the Assumed Liabilities. This indemnification shall exclude any and all claims Seller may bring under Federal Trade Commission Rule 16 CFR part 436 or similar law in the state where the Purchased Assets are located.
4.24.3Indemnification Threshold and Cap. In respect of Buyer’s assertion of an Indemnification Claim under Section 4.24.1, Buyer shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $5,000.00. If this threshold is reached, Buyer may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 4.24.1 without regard to any threshold. The maximum aggregate amount for which Buyer may assert Indemnification Claims, including any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation, shall be Two Million, Two Hundred and Fifty Thousand and 00/100 US Dollars ($2,250,000) (the “Indemnification Cap”) with respect to this Section 4.24.3(a).
(b) In respect of Seller’s assertion of an Indemnification Claim under Section 4.24.2, Seller shall not be entitled to indemnification until the aggregate amount for which indemnification is sought collectively exceeds $5,000.00. If this threshold is reached, Seller may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 4.24.2 without regard to any threshold. The maximum aggregate amount for which Seller may assert Indemnification Claims shall not exceed the Indemnification Cap, except that any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation, shall not be subject to the Indemnification Cap.

(c) In no event shall any indemnifying party hereunder be liable to any indemnified party hereunder for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(d) Payments by an indemnifying party hereunder in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the indemnified party hereunder in respect of any such claim. The indemnified party hereunder shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(e) Notwithstanding the foregoing, the Indemnification Cap shall not be implicated, waived or reduced if a party’s applicable insurance coverage provides coverage and/or insurance proceeds in relation to, or in the defense or settlement of, an Indemnification Claim.
4.24.4    Survival. An Indemnification Claim under Sections 4.24.1 and 4.24.2 may be asserted at may be asserted at any time prior to the fifth (5th) anniversary following the Closing, with the exception that: (a) an Indemnification Claim in respect of any inaccuracy in or breach of any of the representations and warranties regarding Taxes may be asserted at any time prior to the expiration of the applicable statute of limitation; and (b) an Indemnification Claim in respect of any inaccuracy in or breach of any of the representations and warranties of the Sections regarding authority of Buyer or Seller and/or title to and condition of Acquired Assets, may be asserted at any time without limit, but only as to Indemnification Claims related to title to Acquired Assets, not the condition of Acquired Assets. An Indemnification Claim Sections 4.24.1(a) and 4.24.2(b) and (c) may be asserted at any time prior to ninety (90) days after the expiration of the applicable statute of limitation.ny time prior to the fifth (5th) anniversary following the Closing, with the exception that: (a) an Indemnification Claim in respect of any inaccuracy in or breach of any of the representations and warranties regarding Taxes may be asserted at any time prior to the expiration of the applicable statute of limitation; and (b) an Indemnification Claim in respect of any inaccuracy in or breach of any of the representations and warranties of the Sections regarding authority of Buyer or Seller and/or title to and condition of Acquired Assets, may be asserted at any time without limit, but only as to Indemnification Claims related to title to Acquired Assets, not the condition of Acquired Assets. An Indemnification Claim Sections 4.24.1(a) and 4.24.2(b) and (c) may be asserted at any time prior to ninety (90) days after the expiration of the applicable statute of limitation.
4.24.5    Notice of Indemnification Claim. The indemnified party may assert an Indemnification Claim by giving Notice of the Indemnification Claim to the indemnifying party, and such Notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the indemnified party’s Loss or an estimate of the Loss that the indemnified party reasonably anticipates that it will suffer.
4.24.6    Resolution of Claims. If the indemnifying party does not object to an Indemnification Claim during the thirty (30)-day period following receipt of the indemnified party’s Notice of its Indemnification Claim, the indemnified party’s Indemnification Claim shall be considered undisputed, and the indemnified party shall be entitled to recover the actual amount of its indemnifiable loss from the indemnifying party, subject to the Indemnification Cap. If the indemnifying party gives Notice to the indemnified party within the thirty (30)-day objection period that the indemnifying party objects to the indemnified party’s Indemnification Claim, the indemnifying party and the indemnified party shall attempt in good faith to resolve their differences during the thirty (30)-day period following the indemnified party’s receipt of the indemnifying party’s Notice of its objection. If they fail to resolve their disagreement during this 30-day period, either party may seek remedy in a state or federal court in Maricopa County, Arizona in accordance with Section 6.11 below.

4.24.7    Damages. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES WILL BE LIABLE TO THE OTHER ONLY FOR ANY DIRECT DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. UNDER NO CIRCUMSTANCES WILL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, LIQUIDATED, OR INCIDENTAL DAMAGES, OR CLAIMS FOR LOST PROFITS, LOST REVENUES OR LOSS OF USE, ARISING FROM OR RELATED TO THE BUSINESSES, THE PREMISES, THE ASSETS, OR OTHER SUBJECT MATTERS RELATING TO, OR ARISING FROM, THIS AGREEMENT.

Article V.    Closing Conditions and Deliveries

5.1.    Buyer Closing Conditions. Except as provided herein, Buyer’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Buyer Closing Conditions”) at or prior to Closing: (a) Seller’s representations, warranties and covenants in Section 3.1, as qualified or limited by any exceptions in the Schedules to Section 3.1, are true, correct and fulfilled on the Closing as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date); (b) Seller has executed and delivered all the documents, including but not limited to, the information requested by Buyer during Due Diligence, and instruments that they are required to execute and deliver or enter into prior to or at Closing; (c) no material adverse change in the Seller’s assets, financial condition, operations, operating results or prospects relating to the Businesses has occurred since the date of this Agreement; (d) no suit has been initiated or, to the Seller’s knowledge, threatened by a third party that challenges or seeks damages or other relief in connection with the transaction or that could have the effect of preventing, or making illegal the transaction; (e) Seller has obtained and delivered to Buyer all consents listed on Schedule 3.1.2; (e) Seller has obtain a Lease Assignment for the Clinic and delivered such executed lease assignment documentation to Buyer (Buyer acknowledges that the Buyer shall be solely responsible for any post-Closing negotiations with the Landlord regarding any revisions or changes to the existing Lease terms); and (g) If applicable, Seller has delivered payoff letters and releases of security interests or liens from any secured lenders or lessors. Buyer may waive any condition specified in this Section 5.1 by a written waiver delivered to Seller at any time prior to or at Closing.
5.2.    Seller Closing Conditions. Seller’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Seller Closing Conditions”) at or prior to Closing: (a) Buyer’s representations and warranties in Section 3.2 were true and correct as of the date of this Agreement and are true and correct on the Closing as if made at and as of Closing; (b) Buyer has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing (including signing the Promissory Note if Buyer does not pay the Purchase Price Balance at Closing), and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing; (c) no suit has been initiated or, to Buyer’s knowledge, threatened by a third party since the date of this Agreement that challenges or seeks damages or other relief in connection with the transaction or that could seek to prevent the transaction. Seller may waive any condition specified in this Section 5.2 by a written waiver delivered to Buyer at any time prior to or at Closing.

Article VI.    General Provisions

6.1.    Termination.
6.1.1.    Termination by Buyer. This Agreement may be terminated by Buyer, upon Notice to Seller, if prior to or at Closing: (a) Seller defaults in the performance of any of their material obligations under this Agreement and the default is not cured within five (5) business days after Buyer gives Notice of the default to Seller; (b) any Seller Closing Condition is not satisfied as of the Closing Date, or satisfaction of any Seller Closing Condition is or becomes impossible (other than as a result of Buyer’s breach of or failure to perform its obligations under this Agreement), and Buyer does not waive satisfaction of the condition; or (c) Closing does not occur within five (5) days after a Lease Assignment is obtained (other than as a result of Buyer’s breach of or failure to perform its obligations under this Agreement).
6.1.2.    Termination by Seller. This Agreement may be terminated by Seller, upon Notice to Buyer, if prior to or at Closing: (a) Buyer fails to pay the Downpayment or Purchase Price Balance as set forth herein; (b) Buyer defaults in the performance of any of its material obligations under this Agreement and the default is not cured within five (5) Business Days after Seller gives Notice of the default to Buyer; (c) any Buyer Closing Condition is not satisfied as of the Closing Date, or satisfaction of any Buyer Closing Condition is or becomes impossible (other than as a result of Seller’s breach of or failure to perform its obligations under this Agreement) and Seller does not waive satisfaction of the condition; or (d) Closing has not occurred five (5) days after a Lease Assignment is obtained (other than as a result of Seller’s breach of or failure to perform their obligations under this Agreement); or
6.1.3.    Mutual Termination. The Parties may also mutually agree to terminate this Agreement. The right of termination under this Section 6.1 is in addition to any other rights that a party may have under this Agreement or otherwise, and a party’s exercise of its right of termination shall not be considered an election of remedies. Notwithstanding the termination of this Agreement pursuant to this Section 6.1, the Parties’ confidentiality obligations under Section 4.21 shall survive termination and continue indefinitely.
6.2.    Expenses. Each party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Closing of this transaction, including the process of determining and paying the amount of the Post Closing Adjustments under Section 2.6.2 above. In the event of termination of this Agreement prior to Closing pursuant to Section 6.1, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a default under this Agreement by the other party.
6.3. Notices. All notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, or personal delivery (“Notice”), as follows:

(a) if to Buyer, or in the care of:
            Gadi Emein
Email: Gadiemein@gmail.com

with a required copy to: Michael Aminpour

            Email Shall Suffice To: Michael@elitefamilymedicine.com

(b) if to Seller, to:
The Joint Corp.
16767 N. Perimeter Dr. Suite 110
Scottsdale, AZ 85260
Attention: Craig Sherwood
craig.sherwood@thejoint.com

with a required copy to:
The Joint Corp.
16767 N. Perimeter Dr. Suite 110
Scottsdale, AZ 85260
Attention: Andra Terrell, SVP-Legal

andra.terrell@thejoint.com and notices@thejoint.com

(c) A Notice sent by certified or registered mail shall be considered to have been given five business days after being deposited in the mail. A Notice sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. A party may change its address for purposes of this Agreement by Notice in accordance with this Section 6.3.

6.4Waiver. The failure or any delay by any party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the party to be charged with the waiver, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given.
6.5Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with (a) the Exhibits, (b) the Schedules and (c) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment.
6.6Assignment. No party may assign any of its rights under this Agreement without the prior written consent of the other party.
6.7No Third-Party Beneficiaries. Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives.
6.8Construction. All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.
6.9Severability. The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is too broad, such provision shall be interpreted to be only as broad as is enforceable.
6.10Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.
6.11Governing Law. This Agreement shall be governed by the Laws of the State of Arizona, without giving effect to any choice of law provision or rule (whether of the State of Arizona or any other state) that would cause the laws of any state other than the State of Arizona to govern this Agreement. The Parties agree that any appropriate state or federal court located in Maricopa County, Arizona has exclusive jurisdiction over any dispute arising under or in connection with this Agreement and is the proper forum in which to adjudicate the case or controversy; provided, however, that notwithstanding the foregoing any action initiated by TJC may, at TJC’s election, be brought in any jurisdiction where Buyer is domiciled or that has jurisdiction over Buyer. The Parties hereto irrevocably submit to the jurisdiction of, and venue in, any such court, and hereby waive any objection or defense thereto. THE PREVAILING PARTY, UPON DELIVERY OF WRITTEN DEMAND TO THE NON-PREVAILING PARTY, SHALL

BE ENTITLED TO FULL COMPENSATION OF ITS FEES AND EXPENSES (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES, COURT AND EXPERT WITNESS FEES, TRAVEL EXPENSES, AND RELATED REASONABLE EXPENSES INCURRED IN SUCH ACTION).
6.12Counsel. The Parties hereto have been represented by separate counsel of their choice in connection with the preparation and execution of this Agreement, or such persons have elected to not be represented by counsel. Accordingly, this Agreement shall be construed only in accordance with its fair meaning. Furthermore, the Parties have been represented in the negotiations for and in the preparation of this Agreement by counsel of their own choosing; they have reviewed and understand the provisions of this Agreement; they have had it fully explained to them by their counsel; and they are fully aware of and understand its contents and its legal effect. Each Party acknowledges that it enters into this Agreement freely and voluntarily and is not acting under coercion, duress, economic compulsion, nor is entering into this Agreement because of any supposed disparity in bargaining power; rather, each party is freely and voluntarily signing this Agreement for its own benefit. Furthermore, each of the individuals signing this Agreement represents and warrants that he or she has full power and authority to bind the Party identified above his or her name.
6.13Binding Effect. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.
6.14Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the Parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each Party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 6.11 without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No Party will oppose the granting of an injunction, specific performance, or other equitable relief provided herein on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other person or legal entity shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

[SIGNATURES FOLLOW BELOW]

IN WITNESS WHEREOF, the Parties hereto affix their signatures and execute this Asset Purchase Agreement as of the Effective Date.

“BUYER”		“SELLER”
ELITE CHIRO GROUP, a California corporation		THE JOINT CORP., a Delaware corporation liability company

Sign:	/s/ Gadi Emein	Sign:	/s/ Sanjiv Razdan
Print:	Gadi Emein	Print:	Sanjiv Razdan
Title:	Buyer	Title:	Chief Executive Officer
Date:	February 17, 2026	Date:	April 21, 2026

“GUARANTOR”		Sign:	/s/ Scott Bowman
Gadi Emein, an individual		Print:	Scott Bowman
		Title:	Chief Financial Officer
Sign:	/s/ Gadi Emein	Date:	April 22, 2026
Print:	Gadi Emein
Date:	February 17, 2026

ACKNOWLEDGED AND ACCEPTED BY THE “PC”:

FENTON CHIROPRACTIC CORPORATION OF CALIFORNIA, a California professional service corporation

Sign:	/s/ Dr. M Fenton
Print:	Dr. M Fenton
Title:	Existing P.C.
Date:	April 22, 2026